UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement
☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTERPARFUMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 15, 2026

The following information supplements and amends the proxy statement of Interparfums, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on July 31, 2026 (the “Proxy Statement”) and furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2026 Annual Meeting of Shareholders of the Company to be held on September 15, 2026 and any postponement or adjournment thereof. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the respective meanings given to them in the Proxy Statement.

The Company is filing this Supplement to clarify the voting standard with respect to Proposal 3.

Voting Standard for Proposal 3

The text below replaces, in its entirety, the third sentence in the third paragraph on page 6 of the Proxy Statement:

With respect to the advisory proposal to approve the compensation of our named executive officers and the proposal to approve the ten (10) year extension of the 2016 Interparfums Stock Option Plan, the affirmative vote of a majority of the total number of votes of outstanding shares of our common stock present in person or represented by proxy at this annual meeting and entitled to vote on the subject matter is required for approval.

The text below replaces, in its entirety, the first sentence of the fourth paragraph on page 6 of the Proxy Statement:

Other matters that may be submitted to our shareholders for a vote at the annual meeting, if any, will require the affirmative vote of a majority of the total number of votes of outstanding shares of our common stock present in person or represented by proxy at this annual meeting and entitled to vote on the subject matter.

The text below replaces, in its entirety, the first sentence under the heading, “Vote Required and Board of Directors’ Recommendation” on page 36 of the Proxy Statement regarding Proposal 3:

The approval of this proposal will require the affirmative vote of a majority of the total number of votes of outstanding shares of our common stock present in person or represented by proxy at this annual meeting and entitled to vote on the subject matter.

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 4 in the Proxy Statement for instructions on how to do so.